EX.99.d.ii

FIRST AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

FOR

AGFiQ FUNDS

(formerly, QuantShares Funds)

AMENDED INVESTMENT ADVISORY AGREEMENT, dated as of November 14, 2017, between FQF Trust, a Delaware statutory trust ("Trust"), and FFCM LLC a Delaware limited liability company ("Adviser").

WHEREAS, the Trust is registered as an investment company under the Investment Company Act of 1940, as amended ("Investment Company Act");

WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

WHEREAS, the Trust is and will continue to be a series fund having one or more investment portfolios, each with its own investment objectives, investment policies and restrictions;

WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract; and

WHEREAS, the Board of Trustees of the Trust (collectively, the "Trustees," and each member individually, a "Trustee") wishes to amend the Investment Advisory Agreement, dated February 19, 2016 (the “Agreement”);

NOW, THEREFORE, the Trust and Adviser hereby agree that the Agreement is amended by replacing all references to “QuantShares” with “AGFiQ.”

FQF TRUST

By:	/s/William DeRoche
William DeRoche
President

FFCM, LLC

By:	/s/William Carey
William Carey
Chief Executive Officer